Exhibit 99.1

Genworth Financial Announces Second Quarter 2023 Results

Net Income of $137 Million and Adjusted Operating Income of $85 Million

Announced $350 Million Expansion of Existing Share Repurchase Program

•	Enact segment adjusted operating income of $146M; PMIERs[1] sufficiency ratio of 162%[2]

•

Continued progress on Long-Term Care Insurance (LTC) multi-year rate action plan, with $94M of gross incremental premium approved in second quarter and approximately $24.4B net present value achieved from in-force rate actions (IFAs) since 2012

•	LTC adjusted operating loss of $(43)M; Life and Annuities adjusted operating income of $2M

•	U.S. life insurance companies’ statutory pre-tax income[3] of $63M2 driving RBC[4] ratio of 293%[2]

•	Genworth holding company cash and liquid assets of $222M at quarter-end

•	Executed $112M in share repurchases in the quarter; $264M in total executed through July 2023 at an average price of $5.11 per share

Richmond, VA (August 8, 2023) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2023.

“Enact continues to perform well and has increased its planned capital return to Genworth and other shareholders. Based on strong free cash flow, the Genworth Board increased the share repurchase authorization by $350 million.” – Tom McInerney, President & CEO

Consolidated Metrics (Amounts in millions, except per share data)	Q2 2023	Q1 2023	Q2 2022
Net income[5]	$137	$122	$159
Earnings per diluted share[5]	$0.29	$0.24	$0.31
Adjusted operating income5,[6]	$85	$144	$153
Adjusted operating income per diluted share[5,6]	$0.18	$0.29	$0.30
Weighted-average diluted shares	478.1	500.1	514.1

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]	Company estimate for the second quarter of 2023 due to timing of the preparation of the filing(s).
[3]

Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for Genworth Life Insurance Company (GLIC), Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY), and before realized capital gains or (losses).

[4]	Risk-based capital ratio based on company action level for GLIC consolidated.
[5]	All references reflect amounts available to Genworth’s common stockholders excluding noncontrolling interests.
[6]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated GAAP Financial Highlights

•	Net income was driven by Enact, which had strong operating performance resulting from favorable loss performance and increased net investment income

•

Net investment gains, net of taxes and other adjustments, increased net income by $33 million in the current quarter, compared with $15 million in the prior year. The investment gains in the current quarter were primarily from mark-to-market adjustments on limited partnership and equity investments held in the LTC business, partially offset by net trading losses

•

Changes in fair value of market risk benefits and associated hedges, net of taxes and other adjustments, increased net income by $18 million in the current quarter compared with a decrease of $6 million in the prior year

•	Adjusted operating income reflects Enact’s strong operating performance, partially offset by losses in LTC and Corporate and Other

•

Net investment income was $785 million in the quarter, a slight decrease from $787 million in the prior year due to lower income from limited partnerships and U.S. Government Treasury Inflation-Protected Securities (TIPS), mostly offset by higher investment yields

•

The effective tax rate on income from continuing operations was approximately 24.9 percent in the current quarter, primarily reflecting a higher tax rate of 35 percent on certain forward starting swap gains, consistent with prior quarters

In the second quarter of 2023, the company changed its accounting for the liability for future policy benefits under long-duration targeted improvements accounting guidance (LDTI) to include an estimate in assumptions for cash payments to policyholders associated with previously disclosed LTC legal settlements. This is consistent with the treatment of the estimate for benefit reductions associated with these settlements as part of the liability for future policy benefits. The change impacted the balance sheet and income statement results for prior periods after the adoption of LDTI on January 1, 2023. All prior period amounts reflected herein have been updated to reflect this change. LTC’s GAAP results were impacted as a result, but there was no impact to Enact, the company’s cash flows, capital levels, or statutory accounting results.

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q2 2023	Q1 2023	Q2 2022
Adjusted operating income[7]	$146	$143	$167
Primary new insurance written	$15,083	$13,154	$17,448
Loss ratio	(2)%	(5)%	(26)%

•

Adjusted operating income reflected a pre-tax benefit of $4 million from incurred losses driven by a favorable pre-tax reserve release of $63 million, primarily from cure performance on 2020 through first half 2022 delinquencies, including COVID-19 related delinquencies. The prior quarter and prior year included favorable pre-tax reserves releases of $70 million and $96 million, respectively, primarily related to cures on COVID-19 delinquencies

•	Net investment income was $50 million pre-tax in the current quarter, up from $36 million pre-tax in the prior year from rising interest rates and higher average invested assets

•	Primary insurance in-force increased nine percent versus the prior year to $258 billion, driven by new insurance written (NIW) and continued elevated persistency

•

Primary NIW was down 14 percent versus the prior year, primarily from lower originations as a result of elevated interest rates, and increased 15 percent sequentially primarily driven by higher originations

•	New delinquencies increased 17 percent to 9,205 from 7,847 in the prior year, primarily from the aging of large, new books

Capital Metric	Q2 2023	Q1 2023	Q2 2022
PMIERs Sufficiency Ratio2,[8]	162%	164%	166%

•

Enact announced on August 1, 2023 that its Board of Directors has authorized a new share repurchase program of $100 million shares. Enact increased its full year 2023 capital return guidance and now expects to return a total of $300 million of capital to its shareholders

•	Enact paid a quarterly dividend of $0.16 per share in the current quarter

•	Estimated PMIERs sufficiency ratio was 162 percent, $1,958 million above requirements, down two points from the prior quarter as a result of NIW, partially offset by lapse

[7]	Reflects Genworth’s ownership excluding noncontrolling interests of $31 million, $32 million and $38 million in the second and first quarters of 2023 and second quarter of 2022, respectively.
[8]	The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q2 2023	Q1 2023	Q2 2022
Adjusted operating income (loss)	$(43)	$23	$17
Premiums	$611	$616	$617
Net investment income	$470	$473	$486
Liability remeasurement gains (losses)	$(61)	$32	$(23)
Cash flow assumption updates	24	(21)	20
Actual to expected experience	(85)	53	(43)

•	Premiums related to IFAs of $245 million pre-tax, up $19 million versus the prior year

•	Lower net investment income of $16 million pre-tax versus the prior year, primarily from limited partnerships and TIPS, partially offset by higher bank loan income and investment yields

•

Current quarter results reflected a liability remeasurement loss of $61 million pre-tax. The unfavorable actual experience versus best estimate liability assumptions of $85 million was driven by lower terminations and higher claims as the blocks age, primarily on unprofitable, capped LTC cohorts. This was partially offset by a favorable quarterly assumption update of $24 million related to the implementation timing and approval amounts of certain IFAs

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q2 2023	Q1 2023	Q2 2022
Life Insurance	$(17)	$(27)	$(37)
Fixed Annuities	$10	$14	$20
Variable Annuities	$9	$9	$2
Total Life and Annuities	$2	$(4)	$(15)

Life Insurance

•	Current quarter results reflected lower mortality experience

•	Deferred acquisition costs amortization expense was lower, primarily driven by lower lapses and block runoff

Annuities

•	Fixed annuities results reflected lower fixed payout annuity mortality and lower net spreads, primarily related to block runoff

•	Variable annuities reported higher adjusted operating income versus the prior year from favorable impacts of the aging of the block

U.S. Life Insurance Companies Statutory Results and RBC

(Dollar amounts in millions)	Q2 2023	Q1 2023	Q2 2022
Statutory Pre-Tax Income2,[9]	$63	$192	$(62)
Long-Term Care Insurance	(71)	138	18
Life Insurance	26	(23)	8
Fixed Annuities	14	25	49
Variable Annuities	94	52	(137)
GLIC Consolidated RBC Ratio[2]	293%	295%	290%

•	Statutory pre-tax income estimated at $63 million for the current quarter, driven by:

•

LTC, which continues to benefit from premium increases and benefit reductions from IFAs, including more favorable impacts from reduced benefit selections on policies subject to legal settlements versus the prior year, but experienced pressure from seasonally lower terminations, higher claims as the blocks age, and legal settlement expenses

•	Improved mortality in life insurance

•	Favorable impacts to variable annuity reserves from equity market and interest rate movements

•	The U.S life insurance companies estimate quarter-end RBC to be 293 percent, down slightly from the prior quarter

Corporate and Other

•

The current quarter adjusted operating loss of $20 million was higher versus the prior quarter and prior year’s adjusted operating losses of $18 million and $16 million, respectively. Expenses related to the company’s new growth initiatives with its CareScout business increased versus the prior year

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q2 2023	Q1 2023	Q2 2022
Holding Company Cash and Liquid Assets[10],[11]	$222	$233	$228

•	Cash and liquid assets of $222 million remained above the company’s cash target of two-times annual debt service

•

Cash inflows during the quarter consisted of $63 million from intercompany tax payments and $54 million from Enact capital returns, which included a $21 million quarterly dividend and $33 million in share repurchase proceeds

[9]	Genworth’s principal U.S. life insurance companies: GLIC, GLAIC and GLICNY.
[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]

Genworth Holdings, Inc. had $222 million, $233 million and $178 million of cash and cash equivalents as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Genworth Holdings, Inc. also held $50 million in U.S. government securities as of June 30, 2022.

•	Current quarter cash outflows included $112 million in share repurchases and $19 million related to debt servicing costs

Returns to Shareholders

•

The company announced on July 31, 2023 that its Board of Directors has authorized the repurchase of an additional $350 million of shares of Class A common stock under its existing share repurchase program. After increasing the authorization, as of July 31, 2023, an aggregate of approximately $436 million will be available for purchase under the program

•

In the second quarter of 2023, the company repurchased $112 million of its common stock at an average price of $5.45 per share. Subsequently, in July 2023, the company repurchased an additional $20 million of its common stock at an average price of $5.40

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release and summary presentation, which are now posted on the company’s website, http://investor.genworth.com.

Genworth will conduct a conference call on August 9, 2023 at 9:00 a.m. (ET) to discuss its second quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 4877504; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Contact Information:

Investors:	Sarah E. Crews InvestorInfo@genworth.com

Media:	Amy Rein Amy.Rein@genworth.com

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company’s President and Chief Executive Officer (Principal Executive Officer), who serves as the chief operating decision maker, evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2023 and 2022, as well as the three months ended March 31, 2023 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported GAAP yield to core yield is included in a table at the end of this press release.

Long-duration targeted improvements

On January 1, 2023, the company adopted new GAAP accounting guidance that significantly changed the recognition and measurement of long-duration insurance contracts, commonly known as LDTI. This accounting guidance impacted the company’s LTC, life insurance and annuity products and was applied as of January 1, 2021. While the new guidance has had a significant impact on existing GAAP financial statements and disclosures, it does not impact the cash flows or underlying economics of the business, business strategy, statutory net income (loss) or RBC of the U.S. life insurance companies, and it does not have an impact on the Enact segment, Corporate and Other or management of capital. All prior period information herein has been re-presented to reflect the adoption of LDTI.

All financial information in this press release is based on the company’s implementation of LDTI and is currently unaudited. It is possible that the final audited financial results may differ, perhaps materially, from the information included in this press release.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative or used in lieu of GAAP.

This supplemental statutory data includes company action level RBC ratios for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative amount of rate action benefits required for the company’s long-term care insurance business to achieve economic break-even status; future financial performance and condition of the company’s businesses; liquidity and future strategic investments, including new senior care services and products; future business and financial performance of CareScout LLC (CareScout); as well as statements the company makes regarding the potential of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the company’s inability to successfully execute its strategic plans;

•

failure by the company to achieve economic break-even on or stabilize its legacy long-term care insurance in-force block, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of its future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses and/or the inability to establish new long-term care insurance business;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•	the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing;

•

adverse changes to the structure, or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of inflation and supply chain disruptions related to the coronavirus pandemic (COVID-19), a potential recession, unanticipated financial events such as the closure of financial institutions and disruption experienced by the banking sector; changes in interest rates; deterioration in economic conditions or a decline in home prices or home sales that adversely affect Enact Holdings’ loss experience and/or business levels; political and economic instability or changes in government policies, and fluctuations in international securities markets;

•

rating downgrades or potential downgrades in liquidity, financial strength and credit ratings; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•

changes in tax rates or tax laws, or changes in accounting and reporting standards (including new accounting guidance the company adopted on January 1, 2023 related to long-duration insurance contracts);

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•

the company’s inability to achieve anticipated business performance and financial results from CareScout and its senior care growth initiatives through fee-based services, advice, consulting and other products and services;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems, cyber incidents or other failures, disruptions or security breaches to the company or its third-party vendors such as the MOVEit cybersecurity incident; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2023.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions you against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2023
	2023	2022
Revenues:
Premiums	$902	$916	$915
Net investment income	785	787	787
Net investment gains (losses)	39	19	(11)
Policy fees and other income	166	165	163

Total revenues	1,892	1,887	1,854

Benefits and expenses:
Benefits and other changes in policy reserves	1,175	768	1,176
Liability remeasurement (gains) losses	70	24	(15)
Changes in fair value of market risk benefits and associated hedges	(19)	20	17
Interest credited	126	126	126
Acquisition and operating expenses, net of deferrals	226	579	240
Amortization of deferred acquisition costs and intangibles	64	84	72
Interest expense	29	26	29

Total benefits and expenses	1,671	1,627	1,645

Income from continuing operations before income taxes	221	260	209
Provision for income taxes	55	62	55

Income from continuing operations	166	198	154
Income (loss) from discontinued operations, net of taxes	2	(1)	—

Net income	168	197	154
Less: net income from continuing operations attributable to noncontrolling interests	31	38	32
Less: net income from discontinued operations attributable to noncontrolling interests	—	—	—

Net income available to Genworth Financial, Inc.’s common stockholders	$137	$159	$122

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$135	$160	$122
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	2	(1)	—

Net income available to Genworth Financial, Inc.’s common stockholders	$137	$159	$122

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.28	$0.32	$0.25

Diluted	$0.28	$0.31	$0.24

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.31	$0.25

Diluted	$0.29	$0.31	$0.24

Weighted-average common shares outstanding:
Basic	473.2	508.9	492.3

Diluted	478.1	514.1	500.1

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2023
	2023	2022
Net income available to Genworth Financial, Inc.’s common stockholders	$137	$159	$122
Add: net income from continuing operations attributable to noncontrolling interests	31	38	32
Add: net income from discontinued operations attributable to noncontrolling interests	—	—	—

Net income	168	197	154
Less: income (loss) from discontinued operations, net of taxes	2	(1)	—

Income from continuing operations	166	198	154
Less: net income from continuing operations attributable to noncontrolling interests	31	38	32

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	135	160	122
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(41)	(19)	11
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[13]	(23)	8	14
(Gains) losses on early extinguishment of debt	—	1	(1)
Expenses related to restructuring	1	1	3
Taxes on adjustments	13	2	(5)

Adjusted operating income	$85	$153	$144

Adjusted operating income (loss):
Enact segment	$146	$167	$143
Long-Term Care Insurance segment	(43)	17	23
Life and Annuities segment:
Life Insurance	(17)	(37)	(27)
Fixed Annuities	10	20	14
Variable Annuities	9	2	9

Total Life and Annuities segment	2	(15)	(4)

Corporate and Other	(20)	(16)	(18)

Adjusted operating income	$85	$153	$144

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.31	$0.25

Diluted	$0.29	$0.31	$0.24

Adjusted operating income per share:
Basic	$0.18	$0.30	$0.29

Diluted	$0.18	$0.30	$0.29

Weighted-average common shares outstanding:
Basic	473.2	508.9	492.3

Diluted	478.1	514.1	500.1

[12]	Net investment (gains) losses were adjusted for the portion of net investment losses attributable to noncontrolling interests of $2 million for the three months ended June 30, 2023.
[13]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(4) million and $(12) million for the three months ended June 30, 2023 and 2022, respectively, and $(3) million for the three months March 31, 2023.

Reconciliation of Reported Yield to Core Yield

	Three months ended
(Assets - amounts in billions)	June 30, 2023	March 31, 2023
Reported Total Invested Assets and Cash	$61.0	$61.6
Subtract:
Unrealized gains (losses)	(3.7)	(3.0)

Adjusted End of Period Invested Assets and Cash	$64.7	$64.6

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$64.6	$64.8

(Income - amounts in millions)
Reported Net Investment Income	$785	$787
Subtract:
Bond calls and commercial mortgage loan prepayments	—	2
Other non-core items[14]	3	1

Core Net Investment Income	$782	$784

Reported Yield	4.86%	4.86%

Core Yield	4.84%	4.84%

[14]	Includes cost basis adjustments on structured securities and various other immaterial items.